Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of Brookfield Renewable Corporation (the “Company”) and Brookfield Renewable Partners L.P. filed on the date hereof and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated statements of financial position of the Company as at December 31, 2023 and 2022 and the consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2023, included in the Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
April 5, 2024